Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS AND INCREASES 2018 GUIDANCE

BOSTON, November 13, 2018 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the quarter ended September 30, 2018 and other recent developments. A comparison of the reported amounts per share for the third quarter of 2018 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial listed public offering (the “IPO") in June 2017, its preferred stock offering in October 2017 and a follow-on common stock offering in July 2018, as discussed below.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2018 reflect a net loss attributable to common stockholders of $5.3 million, or $(1.22) per weighted average common share, including a loss on extinguishment of debt of $0.8 million; net operating income (“NOI”) of $7.3 million; Funds from Operations (“FFO”) of $2.3 million; FFO attributable to common stockholders and unit holders of $0.28 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.16 per weighted average common share and units.
•	For the third quarter of 2018, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the “Preferred Stock”).
•	During the quarter, completed an underwritten public offering of approximately 1.3 million shares of common stock, including exercise of the underwriters’ overallotment option, at $15.60 per share that raised approximately $19.7 million.
•	Increased 2018 guidance to revenues of $47.4 million to $47.6 million and net operating income of $30.3 million to $30.5 million.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We have been very active throughout the quarter on all of our key objectives to grow the company and drive revenues, net operating income and cash flows. Our ability to successfully lease existing properties in the portfolio, as well as execute on recent acquisitions, demonstrates that we have the experience to actively pursue the right opportunities that play to our strengths as a company. With our capital markets activity, we have taken the necessary steps to position us to access capital when the market begins to appropriately value our enterprise and the platform we have created for future growth. As we look forward to 2019, while there will be quarterly variability due to the timing of capital expenditures, we expect a meaningful increase in FFO and AFFO. We have likewise made tremendous progress in improving our balance sheet in the past year, and those efforts remain a top priority.”

Financial Results for the Third Quarter of 2018

The completion of the IPO in June 2017, a preferred stock offering in October 2017, and a follow-on common stock offering in July 2018 provided the Company with a meaningfully different capital structure compared to the prior-year period. The Company believes the use of IPO proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended September 30, 2018 was $5.3 million, or $(1.22) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $2.7 million, or $(0.74) per weighted average common share, for the same period in 2017. The increase in net loss for the third quarter of 2018 was primarily due to an increase in depreciation and amortization expense of $2.8 million, increased property expenses of $2.2 million, a loss on extinguishment of debt of $0.8 million related to the payoff of the MWG Portfolio Loan and increased interest expense of $1.0 million. This was offset by increased revenues of $5.0 million primarily driven by the acquisition activity during the second half of 2017 and 2018.

Consolidated total revenues for the quarter ended September 30, 2018 were $11.7 million, compared with $6.7 million for the same period in 2017.

NOI for the quarter ended September 30, 2018 was $7.3 million compared with NOI of $4.3 million for the same period in 2017.

EBITDA for the quarter ended September 30, 2018 was $5.9 million compared with $3.3 million for the same period in 2017.

FFO for the quarter ended September 30, 2018 was $2.3 million compared with $436,000 for the same period in 2017, primarily as a result of significantly higher NOI, the adjustment for loss on extinguishment of debt and the increase in weighted average shares following the public offering completed in July 2018. FFO attributable to common stockholders and unit holders for the quarter ended September 30, 2018 was $1.4 million, or $0.28 per weighted average common share and unit, compared with $436,000, or $0.11 per weighted average common share, for the same period in 2017. The increase was due to the reasons noted above for FFO, offset by $1.0 million of preferred stock dividends.

AFFO for the quarter ended September 30, 2018 was $803,000, or $0.16 per weighted average common share and unit, compared with $1.4 million, or $0.34 per weighted average common share, for the same period in 2017, primarily driven by the change in FFO, a net decrease in deferred finance fees and non-cash interest of $722,000, increased straight line rent and above/below market rent adjustments, recurring capital expenditures and lease commissions of approximately $599,000 incurred in the quarter and the increase in weighted average shares following the public offering completed in July 2018.

Investment Activity

As of September 30, 2018, the Company had real estate investments comprised of 52 industrial properties totaling 9.9 million square feet with occupancy of 94.4%. On September 27, 2018, the Company completed the purchase of a 400,000-square foot multi-tenant Class A industrial building in Cleveland, Ohio for $27.0 million in cash, which was funded with borrowings under the Company’s secured credit facility. The building is 100% leased and is projected to provide an initial yield of 7.6%.

On October 15, 2018, the Company completed the acquisition of a 1.1 million-square-foot multi-tenant Class B industrial property in the greater Cincinnati, Ohio market for total consideration of $24.8 million. The building is 92% leased and projected to provide an initial yield of 8.5%. The acquisition was funded with the issuance of 626,011 operating partnership units valued at approximately $10.6 million, or $17.00 per unit, the assumption of $13.9 million of existing mortgage debt secured by the property and $251,000 in cash.

Leasing Activity

Leases commencing during the third quarter of 2018 totaled an aggregate of 216,000 square feet, all of which were for leases of at least six months. These leases included 101,000 square feet of renewal leases and 115,000 square feet of new leases. The Company will experience a 2.1% decrease in rental rates on a cash basis from these leases. The leasing activity for the quarter was heavily influenced by a 40,000-square-foot lease with the Federal Aviation Administration (FAA) where the prior lease had significant improvements amortized into the expiring rent.  The new lease was put into place with no tenant improvements provided. Absent the FAA lease, the Company would have reported a 14.4% increase in rental rates on a cash basis from these leases.

For the nine months ended September 30, 2018, leases executed totaled 1,518,000 square feet, of which 1,336,000 square feet was for leases of at least six months. The leases six months or longer included 395,000 square feet of renewal leases and 941,000 square feet of new leases. The Company will experience a 5.0% increase in rental rates, on a cash basis, from all of the leases executed in the first nine months of 2018 with a lease term of at least six months.  The weighted average term for these leases is 3.3 years.

Capital Markets Activity

On July 10, 2018, the Company closed on a new 10-year $78.0 million loan with a fixed interest rate of 4.35% and secured by 18 Chicago area properties. The proceeds, together with additional working capital, were used to repay in full the Company’s MWG Portfolio loan, a $79.8 million variable rate secured term loan that was scheduled to mature in December 2019 and had a floating interest rate of 310 basis points over LIBOR.

During the third quarter of 2018, the Company completed a common stock offering of 1,262,833 shares, including exercise of the underwriters’ overallotment option, at $15.60 per share that raised approximately $19.7 million. The offering provided net proceeds of approximately $17.9 million to fund future acquisitions and primarily positioned the Company to become shelf-eligible.

On August 24, 2018, the Company established an at-the-market (“ATM”) equity program under which it may sell common stock with an aggregate offering price of up to $50 million from time to time pursuant to a distribution agreement with D.A. Davidson & Co., KeyBanc Capital Markets Inc. and National Securities Corporation as sales agents and/or principals. To date, the Company has not sold any shares under the ATM program, and does not anticipate utilizing the ATM until the market begins to appropriately value the Company’s portfolio and the foundation for growth that has been created.

Quarterly Distributions to Stockholders

On August 31, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the third quarter of 2018. The dividend was paid on October 1, 2018 to stockholders of record on September 14, 2018.

On September 14, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.375 per share for Company’s common stock for the third quarter of 2018. The dividend was payable on October 31, 2018, to stockholders of record on September 28, 2018.

2018 Outlook

The Company increased its 2018 guidance for revenues and NOI to account for its recent investment and capital markets activity. The information provided contains estimates based on the Company’s anticipated results of operations for 2018. All estimates exclude any potential impact from additional acquisitions:

•	Total revenues of $47.4 million to $47.6 million (compared with $44.8 million to $45.6 million previously)
•	Net operating income of $30.3 million to $30.5 million (compared with $28.9 million to $29.8 million previously)
•	General and administrative expenses of $5.6 million to $5.8 million, including non-cash expenses of $0.8 million to $1.0 million
•	5.9 million common shares and operating partnership units outstanding

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 2:00 p.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through November 20, 2018, by dialing (412) 317-0088 and entering the replay access code, 10125656.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2018	2017
Assets
Real estate properties	$347,065	$303,402
Less accumulated depreciation	(36,830)	(25,013)
Real estate properties, net	310,235	278,389

Cash	5,966	12,915
Cash held in escrow	3,875	5,074
Restricted cash	1,716	1,174
Deferred lease intangibles, net	25,057	27,619
Other assets	6,409	4,782
Total assets	$353,258	$329,953

Liabilities, Series A Preferred Stock and Equity
Liabilities:
Secured debt, net	245,627	195,431
Mezzanine debt, net	—	29,364
Borrowings under line of credit, net	35,133	20,837
Deferred interest	—	1,357
Accounts payable, accrued expenses and other liabilities	17,101	16,015
Deferred lease intangibles, net	6,439	6,807
Total Liabilities	304,300	269,811

Preferred stock, Series A; $0.01 par value, 100,000,000 shares authorized; 2,040,000 shares issued and outstanding (aggregate liquidation preference of $51,000)	48,868	48,931

Equity (Deficit):
Common stock, $0.01 par value: 900,000,000 shares authorized; 4,821,876 and 3,819,201 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	49	39
Additional paid in capital	129,392	123,270
Accumulated deficit	(134,283)	(119,213)
Total stockholders' equity (deficit)	(4,842)	4,096
Non-controlling interest	4,932	7,115
Total equity (deficit)	90	11,211
Total liabilities, Series A preferred stock and equity	$353,258	$329,953

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017

Rental revenue	$8,742	$4,698	$26,245	$11,994
Tenant recoveries	2,906	1,744	8,809	4,413
Other revenue	5	224	526	226
Total revenues	11,653	6,666	35,580	16,633

Operating expenses:
Property	4,349	2,159	12,589	5,084
Depreciation and amortization	6,249	3,499	19,235	9,056
General and administrative	1,394	1,224	4,299	3,159
Acquisition costs	—	4	—	86
Total operating expenses	11,992	6,886	36,123	17,385

Operating income/(loss)	(339)	(220)	(543)	(752)

Other expense:
Interest expense	(3,575)	(2,619)	(11,777)	(8,362)
Loss on debt extinguishment	(804)	—	(4,405)	—
Total other expense	(4,379)	(2,619)	(16,182)	(8,362)

Net loss	$(4,718)	$(2,839)	$(16,725)	$(9,114)

Net loss attributable to non-controlling interest	$(417)	$(157)	$(1,709)	$(4,831)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(4,301)	$(2,682)	$(15,016)	$(4,283)

Less: Series A preferred stock dividends	956	—	2,868	—
Less: amount allocated to participating securities	48	—	155	—

Net loss attributable to common shareholders	$(5,305)	$(2,682)	$(18,039)	$(4,283)

Net loss per share attributable to Plymouth Industrial REIT, Inc.
common stockholders	$(1.22)	$(0.74)	$(4.74)	$(2.61)

Weighted-average common shares outstanding basic and diluted	4,350,687	3,636,023	3,801,900	1,642,394

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDA: We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers. EBITDA as presented herein is equal to EBITDAre as defined by NAREIT.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition, as net income, computed in accordance with GAAP, excluding: gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses, losses on extinguishment of debt and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO (in accordance with the NAREIT definition) as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI:	2018	2017	2018	2017
Net loss	$(4,718)	$(2,839)	$(16,725)	$(9,114)
General and administrative	1,394	1,224	4,299	3,159
Acquisition costs	—	4	—	86
Depreciation and amortization	6,249	3,499	19,235	9,056
Interest expense	3,575	2,619	11,777	8,362
Loss on debt extinguishment	804	—	4,405	—
Other expense (income)	(5)	(224)	(526)	(226)
NOI	$7,299	$4,283	$22,465	$11,323

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDA:	2018	2017	2018	2017
Net loss	$(4,718)	$(2,839)	$(16,725)	$(9,114)
Depreciation and amortization	6,249	3,499	19,235	9,056
Interest expense	3,575	2,619	11,777	8,362
Loss on debt extinguishment	804	—	4,405	—
EBITDA	$5,910	$3,279	$18,692	$8,304

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2018	2017	2018	2017
Net loss	$(4,718)	$(2,839)	$(16,725)	$(9,114)
Depreciation and amortization	6,249	3,499	19,235	9,056
Loss on extinguishment of debt	804	—	4,405	—
Gain on disposition of equity investment	—	(224)	—	(224)
FFO:	$2,335	$436	$6,915	$(282)
Preferred stock dividends	(956)	—	(2,868)	—
FFO attributable to common stockholders and unit holders	$1,379	$436	$4,047	$(282)

Weighted average common shares and units outstanding	4,898	4,027	4,371	1,784
FFO attributable to common stockholders and unit holders per share	$0.28	$0.11	$0.93	$(0.16)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2018	2017	2018	2017
FFO attributable to common stockholders and unit holders	$1,379	$436	$4,047	$(282)
Deferred finance fee amortization	338	202	1,192	609
Non-cash interest expense	(164)	694	642	631
Acquisition costs	—	4	—	86
Stock compensation	203	207	602	243
Straight line rent	(107)	(32)	(925)	(108)
Above/below market lease rents	(247)	(89)	(964)	(256)
Recurring capital expenditure (1)	(599)	(63)	(1,941)	(295)
AFFO:	$803	$1,359	$2,653	$628

Weighted average common shares and units outstanding	4,898	4,027	4,371	1,784
AFFO per share	$0.16	$0.34	$0.61	$0.35

(1) Excludes non-recurring capital expenditures of $576 and $440 for the three months ended September 30, 2018 and 2017, respectively, and $1,823 and $453 for the nine months ended September 30, 2018 and 2017, respectively.